November 2023

Preliminary Terms No. 10,918

Registration Statement Nos. 333-250103; 333-250103-01

Dated November 13, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon at an annual rate of at least 14.50% (to be determined on the pricing date), but only with respect to each determination date on which the determination closing price of the underlying shares is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. In addition, if the determination closing price of the underlying shares is greater than or equal to the initial share price on any redemption determination date (beginning approximately six months after the original issue date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent monthly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final share price is greater than or equal to the downside threshold price, the stated principal amount and the contingent monthly coupon with respect to the final determination date, or (ii) if the final share price is less than the downside threshold price, investors will be exposed to the decline in the underlying shares on a 1-to-1 basis and will receive a payment at maturity that is less than 75% of the principal amount of the securities and could be zero. Moreover, if on any determination date the determination closing price of the underlying shares is less than the downside threshold price, you will not receive any contingent monthly coupon for that monthly period. As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent monthly coupons over the 1.25-year term of the securities. Investors will not participate in any appreciation of the underlying shares. The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	Shares of the Global X Uranium ETF (the “Fund”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 22, 2023
Original issue date:	November 28, 2023 (3 business days after the pricing date)
Maturity date:	February 27, 2025
Early redemption:

The securities are not subject to automatic early redemption until six months after the original issue date. Following this initial six-month non-call period, if, on any redemption determination date, beginning May 22, 2024, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related redemption determination date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related redemption determination date.
Determination closing price:	The closing price of one share on any determination date other than the final determination date multiplied by the adjustment factor on such determination date.
Contingent monthly coupon:

●If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent monthly coupon at an annual rate of at least 14.50% (corresponding to approximately $12.08 per month per security) on the related contingent payment date. The actual contingent monthly coupon rate will be determined on the pricing date.

●If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent monthly coupon will be paid with respect to that determination date.

Redemption determination dates:

Beginning after six months, monthly, beginning on May 22, 2024, as set forth under “Determination Dates, Redemption Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events

Early redemption dates:

Beginning after six months, monthly, beginning on May 28, 2024. See “Determination Dates, Redemption Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

Payment at maturity:	●If the final share price is greater than or equal to the downside threshold price: ●If the final share price is less than the downside threshold price:	(i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the final determination date (i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Downside threshold price:	$ , which is equal to 75% of the initial share price
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $946.00 per security, or within $35.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for auto-callable securities.

(2)See “Use of proceeds and hedging” on page 22.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Auto-Callable Securities dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Terms continued from previous page:
Initial share price:	$ , which is equal to the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the final determination date multiplied by the adjustment factor on such date
Contingent payment dates:

Monthly, as set forth under “Determination Dates, Redemption Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that contingent monthly coupon will be paid on the next succeeding business day and no adjustment will be made to any contingent monthly coupon paid on that succeeding business day. The contingent monthly coupon, if any, with respect to the final determination date shall be paid on the maturity date.

Determination dates:

Monthly, as set forth under “Determination Dates, Redemption Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to February 24, 2025 as the final determination date.

CUSIP:	61775MYR1
ISIN:	US61775MYR14
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Redemption Determination Dates, Contingent Payment Dates and Early Redemption Dates

Determination Dates / Redemption Determination Dates	Contingent Payment Dates / Early Redemption Dates
December 22, 2023*	December 28, 2023*
January 22, 2024*	January 25, 2024*
February 22, 2024*	February 27, 2024*
March 22, 2024*	March 27, 2024*
April 22, 2024*	April 25, 2024*
May 22, 2024	May 28, 2024
June 24, 2024	June 27, 2024
July 22, 2024	July 25, 2024
August 22, 2024	August 27, 2024
September 23, 2024	September 26, 2024
October 22, 2024	October 25, 2024
November 22, 2024	November 27, 2024
December 23, 2024	December 27, 2024
January 22, 2025	January 27, 2025
February 24, 2025 (final determination date)	February 27, 2025 (maturity date)

* The securities are not subject to automatic early redemption until the sixth contingent payment date, which is May 28, 2023.

November 2023 Page 2

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period Based on the Performance of the Global X Uranium ETF, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly coupon at an annual rate of at least 14.50% (to be determined on the pricing date) with respect to each monthly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. It is possible that the closing price of the underlying shares could remain below the downside threshold price for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent monthly coupons. If the determination closing price is greater than or equal to the initial share price on any redemption determination date, beginning May 22, 2024, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the contingent monthly coupon with respect to the related determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis. In this case, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent monthly coupon. In addition, investors will not participate in any appreciation of the underlying shares.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $946.00, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate and the downside threshold price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

November 2023 Page 3

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent monthly coupon at an annual rate of at least 14.50% (to be determined on the pricing date) with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent monthly coupon, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any redemption determination date, beginning May 22, 2024, the determination closing price is greater than or equal to the initial share price.

￭The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date.

￭Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

￭The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the final determination date.

￭Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

￭The payment due at maturity will be equal to (i) the stated principal amount multiplied by (ii) the share performance factor. Investors will lose a significant portion, and may lose all, of their principal in this scenario.

November 2023 Page 4

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: Determination Dates / Redemption Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

November 2023 Page 5

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$24.00
Hypothetical Downside Threshold Price:	$18.00, which is 75% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Hypothetical Contingent Monthly Coupon:	14.50% per annum (corresponding to approximately $12.08 per month per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the actual contingent monthly coupon rate and the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $12.08 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the hypothetical initial share price of $24.00 on one of the redemption determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the redemption determination dates, the securities are automatically redeemed following the relevant redemption determination date. In Examples 3 and 4, the determination closing price on each of the redemption determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates (Redemption Determination Dates begin with #6)	Hypothetical Determination Closing Price	Contingent Monthly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Monthly Coupon	Early Redemption Amount
#1	$17.00	$0	N/A	$22.00	$12.08	N/A
#2	$14.40	$0	N/A	$15.00	$0	N/A
#3	$15.70	$0	N/A	$20.00	$12.08	N/A
#4	$16.20	$0	N/A	$17.50	$0	N/A
#5	$14.20	$0	N/A	$23.00	$12.08	N/A
#6	$24.00	—*	$1,012.08	$21.00	$12.08	N/A
#7	N/A	N/A	N/A	$28.80	—*	$1,012.08
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10 through #14	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Amount includes the unpaid contingent monthly coupon with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

￭In Example 1, the securities are automatically redeemed following the first redemption determination date (which is the sixth determination date), as the determination closing price on the first redemption determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent monthly coupon = $1,000.00 + $12.08 = $1,012.08

In this example, the early redemption feature limits the term of your investment to approximately six months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent coupons.

￭In Example 2, the securities are automatically redeemed following the second redemption determination date (which is the seventh determination date), as the determination closing price on the second redemption determination date is greater than the initial share price. As the determination closing price on the each of the first, third, fifth and sixth determination dates is greater than or

November 2023 Page 6

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

equal to the downside threshold price, you receive the contingent coupon of $12.08 with respect to each such determination date. Following the second redemption determination date, you receive an early redemption amount of $1,012.08, which includes the contingent monthly coupon with respect to the second determination date.

In this example, the early redemption feature limits the term of your investment to approximately seven months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent coupons. Further, although the underlying shares have appreciated by 20% from their initial share price as of the third determination date, you receive only $1,012.08 per security and do not benefit from such appreciation.

November 2023 Page 7

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

	Example 3			Example 4
Determination Dates (Redemption Determination Dates begin with #6)	Hypothetical Determination Closing Price / Final Share Price	Contingent Monthly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price / Final Share Price	Contingent Monthly Coupon	Early Redemption Amount
#1	$14.80	$0	N/A	$12.75	$0	N/A
#2	$12.90	$0	N/A	$17.00	$0	N/A
#3	$15.15	$0	N/A	$16.40	$0	N/A
#4	$17.50	$0	N/A	$15.80	$0	N/A
#5	$16.40	$0	N/A	$16.20	$0	N/A
#6	$16.00	$0	N/A	$14.30	$0	N/A
#7	$15.95	$0	N/A	$14.90	$0	N/A
#9	$17.60	$0	N/A	$17.40	$0	N/A
#10 through #14	Below the downside threshold price	$0	N/A	Below the downside threshold price	$0	N/A
Final Determination Date	$15.00	$0	N/A	$20.40	—*	N/A
Payment at Maturity	$625.00			$1,012.08

*The final contingent monthly coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

￭In Example 3, the closing price of the underlying shares remains below the downside threshold price on every determination date. As a result, you do not receive any contingent coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold price, investors will receive a payment at maturity equal to the stated principal amount multiplied by the share performance factor, calculated as follows:

stated principal amount × share performance factor = $1,000.00 × ($15.00 / $24.00) = $625.00

In this example, the payment at maturity is significantly less than the stated principal amount.

￭In Example 4, the closing price of the underlying shares reflects a final share price of $20.40. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive the stated principal amount plus a contingent monthly coupon with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $12.08 = $1,012.08

In this example, although the final share price represents a 15% decline from the initial share price, you receive the stated principal amount per security plus the final contingent monthly coupon, equal to a total payment of $1,012.08 per security at maturity, because the final share price is not less than the downside threshold price.

November 2023 Page 8

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold price, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis and you will receive a payment that will be less than 75% of the stated principal amount and could be zero.

￭You will not receive any contingent monthly coupon for any monthly period where the determination closing price is less than the downside threshold price. A contingent monthly coupon will be paid with respect to a monthly period only if the determination closing price is greater than or equal to the downside threshold price. If the determination closing price remains below the downside threshold price on each determination date over the term of the securities, you will not receive any contingent monthly coupons.

￭The contingent monthly coupon, if any, is based solely on the determination closing price or the final share price, as applicable. Whether the contingent monthly coupon will be paid with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent monthly coupon until the related determination date. Moreover, because the contingent monthly coupon is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold price, you will not receive any contingent monthly coupon with respect to such determination date, even if the closing price of the underlying shares was higher on other days during the term of the securities.

￭Investors will not participate in any appreciation in the price of the underlying shares. Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the contingent monthly coupon, if any, that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price. It is possible that the closing price of the underlying shares could be below the downside threshold price on most or all of the determination dates so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The automatic early redemption feature may limit the term of your investment to approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first six months of the term of the securities.

￭The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying shares on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

othe trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the securities composing the share underlying index,

owhether the determination closing price has been below the downside threshold price on any determination date,

ointerest and yield rates in the market,

otime remaining until the securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares,

November 2023 Page 9

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

othe occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor,

othe composition of the underlying shares and changes in the constituents of the underlying shares, and oany actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Global X Uranium ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭Investing in the securities is not equivalent to investing in the underlying shares or the securities composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the share underlying index or the securities that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities composing the share underlying index.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭No dividend payments or voting rights. Owning the securities is not the same as owning the underlying shares or the stocks comprising the share underlying index. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the underlying shares or stocks held by the Fund would have.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

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Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, as a result, could potentially increase the downside threshold price, which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent monthly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the redemption determination dates and determination dates, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the downside threshold price, the final share price, whether the contingent monthly coupon will be paid on each contingent payment date, whether the securities will be redeemed following any redemption determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in

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Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭Adjustments to the underlying shares or the share underlying index could adversely affect the value of the securities. The investment advisor to the underlying shares seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the securities. The publisher of the share underlying index may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.

￭The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the final determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the final determination date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlying shares, or engaging in transactions therein, and any such action could adversely affect the value of the underlying shares or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

￭The Fund is subject to risks associated with the uranium sector. All of the equity securities held by the Fund are issued by companies with business operations in uranium mining, exploration, oil, gas and consumable fuels or a closely related activity (collectively, the “uranium sector”). As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, other financial events, regulatory events, geopolitical conditions and political stability. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. The uranium sector is cyclical and highly dependent on the market price of fuel. The market value of companies in the uranium sector is strongly affected by the levels and volatility of global commodity prices, mining policies and production costs in the most important uranium-producing countries, the size and availability of uranium stockpiles, supply and demand, the level of economic activity of the main consuming countries, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances, including developments in mining and production technology. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Companies in the energy sector are affected by changes in energy prices, international and domestic politics, energy conservation, the success of exploration projects, natural disasters or other catastrophes, changes in exchange rates, interest rates, or economic conditions, changes in demand for energy products and services and tax and other government regulatory policies. In the event of sudden disruptions in the supply of uranium, such as those caused by war, natural events or accidents, the price of uranium could become extremely volatile and unpredictable. These factors could affect the uranium sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of your securities.

￭The securities are subject to risks associated with investments in securities linked to the value of foreign equity (and especially emerging markets) securities. Some of the equity securities held by the Fund have been issued by foreign companies. Investments in securities linked to the value of such foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, equity securities held by the Fund have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

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Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

￭The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the share underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the countries represented in the share underlying index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the share underlying index and the United States and other countries important to international trade and finance.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Global X Uranium ETF Overview

The Global X Uranium ETF is an exchange-traded fund of Global X Funds® (the “Global X Trust”), a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index, which we refer to as the share underlying index with respect to the Global X Uranium ETF. The underlying shares invest at least 80% of total assets in the securities of the Solactive Global Uranium & Nuclear Components Total Return Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Global X Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-151713 and 811-22209, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Global X Uranium ETF is accurate or complete.

Information as of market close on November 9, 2023:

Bloomberg Ticker Symbol:	URA UP
Current Share Price:	$26.69
52 Weeks Ago:	$20.13
52 Week High (on 9/28/2023):	$28.04
52 Week Low (on 3/24/2023):	$18.67

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter for the period from January 1, 2018 through November 9, 2023. The related graph sets forth the daily closing prices of the underlying shares in the same period. The closing price of the underlying shares on November 9, 2023 was $26.69. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination dates and the redemption determination dates.

Global X Uranium ETF (CUSIP 37954Y871)	High ($)	Low ($)	Period End ($)
2018
First Quarter	15.83	11.84	12.07
Second Quarter	14.71	12.10	12.87
Third Quarter	13.37	12.17	13.31
Fourth Quarter	13.58	11.30	11.67
2019
First Quarter	13.24	11.58	12.49
Second Quarter	12.92	11.31	12.15
Third Quarter	12.12	10.01	11.00
Fourth Quarter	11.32	10.71	11.08
2020
First Quarter	11.06	7.09	8.71
Second Quarter	11.47	8.40	10.85
Third Quarter	12.53	10.90	11.13
Fourth Quarter	15.49	10.56	15.33
2021
First Quarter	20.33	14.52	18.83
Second Quarter	23.63	18.77	21.20
Third Quarter	28.68	17.54	23.79
Fourth Quarter	30.88	22.46	22.82
2022
First Quarter	26.77	19.23	26.16
Second Quarter	28.34	18.25	18.56
Third Quarter	23.86	18.04	19.82
Fourth Quarter	21.76	18.78	20.08
2023
First Quarter	23.52	18.67	19.93
Second Quarter	22.58	19.05	21.70
Third Quarter	28.04	20.39	27.04

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Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Global X Uranium ETF (CUSIP 37954Y871)	High ($)	Low ($)	Period End ($)
Fourth Quarter (through November 9, 2023)	27.41	24.87	26.69

Shares of the Global X Uranium ETF – Daily Closing Prices January 1, 2018 to November 9, 2023

*The red solid line indicates the downside threshold price, which is 75% of the initial share price.

This document relates only to the securities offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Global X Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Global X Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Global X Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Global X Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Global X Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Global X Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of the Global X Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

“Global X Funds®” is a trademark of the Global X Trust. The securities are not sponsored, endorsed, sold, or promoted by the Global X Trust and Global X Trust makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Global X Trust has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Solactive Global Uranium & Nuclear Components Total Return Index. The Solactive Global Uranium & Nuclear Components Total Return Index tracks the price movements in shares of companies which are (or are expected to be in the near future) active in the uranium industry. This particularly includes uranium mining, exploration, uranium investments and technologies related to the uranium industry. The Index will include a minimum of 20 components at every rebalancing.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Interest period:

The monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled contingent payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Record date:

The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent monthly coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Share underlying index:	The Solactive Global Uranium & Nuclear Components Total Return Index
Share underlying index publisher:	Solactive, or any successor thereof
Downside threshold price:	The accompanying product supplement refers to the downside threshold price as the “trigger level.”
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Postponement of contingent payment dates (including the maturity date) and early redemption dates:

If any determination date or redemption determination date is postponed due to a non-trading day or certain market disruption events with respect to the underlying shares so that it falls less than two business days prior to the relevant scheduled contingent payment date (including the maturity date) or early redemption date, as applicable, the contingent payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that determination date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment or payment at maturity made on that postponed date.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final determination date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as contingent monthly coupon, if any, with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each contingent payment date, and (ii) deliver the aggregate cash amount due with respect to the contingent monthly coupon to the trustee for

November 2023 Page 17

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

delivery to the depositary, as holder of the securities, on the applicable contingent payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

November 2023 Page 18

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

●purchase the securities in the original offering; and

●hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

 Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

 Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares, in futures and/or options contracts on the underlying shares or any component stocks of the share underlying index listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price, and, as a result, the downside threshold price, which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent monthly coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination dates, by purchasing and selling the underlying shares, options contracts relating to the underlying shares or any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on one or more determination dates. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the contingent monthly coupon rate, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due February 27, 2025, with 6-Month Initial Non-Call Period

Based on the Performance of the Global X Uranium ETF

Principal at Risk Securities

Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for auto-callable securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for auto-callable securities or in the prospectus.

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